METROPOLITAN MORTGAGE & SECURITIES CO., INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

      The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.

                                         Year Ended September 30
                              ________________________________________________
                                          (Dollars in Thousands)
                               1997      1996      1995      1994      1993
                              _______   _______   _______   _______   _______
Net income                    $ 9,668   $ 8,038   $ 6,303   $ 5,478   $ 8,303
Add:
  Interest                     19,375    18,788    16,381    19,895    19,442
  Taxes on income               5,073     4,235     3,108     4,422     1,871
                              _______   _______   _______   _______   _______
Adjusted earnings             $34,116   $31,061   $25,792   $28,365   $32,167
                              =======   =======   =======   =======   =======
Preferred stock dividend
  requirements                $ 4,113   $ 3,868   $ 4,038   $ 3,423   $ 3,313
Ratio factor of income after
  provision for income taxes
  to income before provision
  for income taxes                 66%       66%       67%       66%       66%
Preferred stock dividend
  factor on pretax basis        6,244     5,880     6,006     5,220     5,020
Fixed charges
  Interest                     19,375    18,788    16,381    19,895    19,442
  Capitalized interest            521     2,468     2,730     2,152     3,013
                              _______   _______   _______   _______   _______
Fixed charges and
  preferred stock
  dividends                   $26,140   $27,136   $25,117   $27,267   $27,475
                              =======   =======   =======   =======   =======
Ratio of adjusted earnings
  to fixed charges and
  preferred stock dividends      1.31      1.14      1.03      1.04      1.17
                              =======   =======   =======   =======   =======